EXHIBIT 99.1
IN THE DISTRICT COURT IN AND FOR TULSA COUNTY
STATE OF OKLAHOMA

In Re:                                            )
                                                  )
     The C.L. Simpson Inter Vivos Revocable       )
     Trust U.I.D. November 10, 1972, as Amended,  )     Case No. PT-93-96
     and The Alta Rogers Simpson Inter Vivos      )
     Revocable Trust U.I.D. November 10, 1972,    )
     as Amended,                                  )
                                                  )
               Petitioners.                       )

ORDER CONFIRMING SALE OF PERSONAL PROPERTY

     There coming on for hearing on the 28th day of November, 1994, the return made by the Trust Company of Oklahoma as the interim Trustee of the above captioned Trusts, who appears by its attorneys, Morrel, West, Saffa, Craige & Hicks, Inc., by Barry G. West and James R. Hicks. Meg Sterling appears personally and by her attorney, Rodney A. Edwards. Charles Davis appears by his attorney, Frank McCarthy. Richard S. Sterling, Jr. and Valerie Simpson St. John appear pro se. Kinark Corporation appears by its attorneys, Nelson, Mullins, Riley & Scarborough by Paul A. Quiros. Rhonda Simpson Davis does not appear. The Court having examined the return, and having heard and considered the evidence, the objections of Meg Simpson Sterling, Richard S. Sterling, Jr., and Valerie Simpson St. John, and the arguments of counsel, and being fully advised in the premises FINDS:
     1. The interim Trustee of the Trusts, on the 7th day of September, 1994, sold property owned by said Trusts described as follows:
     600 shares of common stock, $100.00 par value per share, of Rogers Galvanizing Company, a Delaware corporation, at private sale to Kinark Corporation for $4,260,000.00, upon the following terms:

          Cash at closing upon delivery of certificates and other documents in accordance with that certain Stock Purchase Agreement approved by this Court on September 7, 1994.

     2. The sale is made under proper authority with due notice given; that said purchaser is the highest bidder therefore, and said sum is the highest and best bid; that said sum is not disproportionate to the value of the property sold and that a sum exceeding such bid by at least ten (10) percent exclusive of the expense of a new sale cannot be obtained; and that the sale is legally made and fairly conducted as required by law and orders of this Court.
     IT IS THEREFORE ORDERED that the sale is hereby confirmed and approved and declared valid, and the said interim Trustee is directed to execute to said purchaser a proper legal conveyance of said personal property in accordance with said Stock Purchase Agreement.
     Exceptions of Meg Simpson Sterling, Richard S. Sterling, Jr., and Valerie Simpson St. John are hereby noted.
     Dated this            day of                    1994.


                                   Judge of the District Court